                                                                EXIBIT 99.AMM




                        ______________________________


                   STANDBY PURCHASE AND INVESTMENT AGREEMENT

                        ______________________________


                           Dated as of July 29, 1993


                                  by and among

                             CAROLCO PICTURES INC.,

                           CINEPOLE PRODUCTIONS B.V.,

                               LE STUDIO CANAL+,

                              PIONEER LDCA, INC.,

                     RCS VIDEO INTERNATIONAL SERVICES B.V.

                                      and

                           TELE-COMMUNICATIONS, INC.

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                ----
         1.      Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

         2.      Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
                 (a)      Purchase of 7% Notes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
                 (b)      Co-Production Investments.    . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
                 (c)      Adjustments in Commitments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

         3.      Funding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9

         4.      Representations and Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
                 (a)      Representations and Warranties of the Company . . . . . . . . . . . . . . . . . . . .    9
                 (b)      Representations and Warranties of the Purchasers and Investors  . . . . . . . . . . .   11

         5.      Deliveries on the Effective Date.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
                 (a)      Deliveries by the Company.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
                 (b)      Deliveries by Each of the Purchasers. . . . . . . . . . . . . . . . . . . . . . . . .   13

         6.      Conditions to Funding Obligations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
                 (a)      Conditions to Obligations of Each of the Purchasers and the Company.    . . . . . . .   14
                 (b)      Conditions to Obligations of Each of the Purchasers.    . . . . . . . . . . . . . . .   14
                 (c)      Conditions to the Company's Obligations.    . . . . . . . . . . . . . . . . . . . . .   15

         7.      Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
                 (a)      Execution of Co-Production Agreement. . . . . . . . . . . . . . . . . . . . . . . . .   15
                 (b)      Hart-Scott-Rodino Act.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
                 (c)      Use of Proceeds.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
                 (d)      Offer to Negotiate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
                 (e)      Obligations Absolute. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                 (f)      Drawing Under Co-Production Agreement.  . . . . . . . . . . . . . . . . . . . . . . .   17

         8.      Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                 (a)      Consent to Assumption and Consent to Prepackaged Plan.  . . . . . . . . . . . . . . .   17
                 (b)      Consent to Amendments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
                 (c)      Survival of Representations and Warranties.   . . . . . . . . . . . . . . . . . . . .   18
                 (d)      Specific Performance; Severability.   . . . . . . . . . . . . . . . . . . . . . . . .   18
                 (e)      Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
                 (f)      No Third Party Beneficiaries; Assignment.   . . . . . . . . . . . . . . . . . . . . .   18
                 (g)      Notices.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
                 (h)      Descriptive Headings.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
                 (i)      Governing Law.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
                 (j)      Counterparts.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21

                                                                                                                PAGE
                                                                                                                ----
                 (k)      Publicity.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
                 (l)      Delays or Omissions.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
                 (m)      Jurisdiction. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
                 (n)      Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22


EXHIBITS

         Exhibit A - Form of 7% Note Indenture
         Exhibit B - Co-Production Term Sheet

                   STANDBY PURCHASE AND INVESTMENT AGREEMENT


         This Standby Purchase and Investment Agreement is entered into as of the 29th day of July, 1993 by and among CAROLCO PICTURES INC., a Delaware corporation (the "Company"), CINEPOLE PRODUCTIONS B.V., a Netherlands corporation ("Cinepole"), LE STUDIO CANAL+, a French corporation ("Le Studio"), PIONEER LDCA, INC., a Delaware corporation ("Pioneer"), RCS VIDEO INTERNATIONAL SERVICES B.V., a Netherlands corporation ("RCS"), and TELE-COMMUNICATIONS, INC., a Delaware corporation ("TCI").

         WHEREAS, the Company intends to engage in a financial restructuring as more fully described in the Registration Statement (as defined below);

         WHEREAS, in conjunction with such financial restructuring, each Purchaser (as defined below) desires to commit to purchase from the Company and the Company desires to commit to issue and sell to each such Purchaser an amount of 7% Convertible Subordinated Notes due June 30, 2006 up to the amount set forth opposite such Purchaser's name in Paragraph 2 below, subject to adjustment as provided therein, all on the terms and conditions set forth below.

         WHEREAS, in conjunction with such financial restructuring, each Investor (as defined below) desires to commit to invest in co-productions up to the amount set forth opposite such Investor's name in Paragraph 2 below, subject to adjustment as provided therein, all on the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the mutual promises, representations, warranties and conditions set forth in this Agreement, the parties to this Agreement agree as follows:

         1.      Definitions

         As used in this Agreement, unless the context requires a different meaning, the following terms have the meanings indicated:

         "7% Notes" shall mean the Company's 7% Convertible Subordinated Notes due June 30, 2006 issued pursuant to the 7% Indenture.

         "7% Indenture" shall mean the Trust Indenture between the Company and American Stock Transfer & Trust Company, as trustee, in substantially the form attached hereto as Exhibit A.

         "Additional Funding" shall mean any equity investment in a motion picture of the Company but excluding investments obtained (i) from LIVE or its Affiliates (other than the Strategic Investors) and (ii) pursuant to this Agreement, the Co-Production Agreement, the Restructuring, the Confirmation Order, agreements with financial institutions (including, without limitation, the Loan Agreement), the MGM Distribution Agreement, the TCI Pay-Per-View Agreement, the TCI Stock Purchase Agreement or any agreement involving pre-sales of distribution rights.

         "Affiliate" shall have the meaning given to such term in Rule 12b-2 under the Exchange Act.

         "Agreement" shall mean this Standby Purchase and Investment Agreement dated as of July 29, 1993 by and among the Company, Cinepole, Le Studio, Pioneer, RCS and TCI, as such Agreement may from time to time be amended, modified or otherwise supplemented.

         "Amendment" shall mean the amendment to the Company's Restated Certificate of Incorporation effectuating, among other things, the Authorized Capital Stock Proposal and, if approved at the Special Meeting or pursuant to the Confirmation Order, the proposal to delete Article Seventh of such Restated Certificate and the proposal to delete Paragraph B of Article Fifth of such Restated Certificate.

         "Applicable Laws" shall mean all applicable laws, statutes, ordinances, rulings, regulations, codes, decrees, orders, judgments, conditions, restrictions and requirements of any domestic or foreign governmental authority or entity.

         "Authorized Capital Stock Proposal" shall mean the proposal to amend the Company's Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock to 650,000,000.

         "Bankruptcy Code" shall mean Title 11 of the United States Code.

         "Business Day" shall mean any day other than Saturday, Sunday or any other day on which commercial banks in Los Angeles, California are authorized by law to be closed for business.

         "Cinepole" shall have the meaning set forth in the introduction to this Agreement.

         "Common Stock" shall mean the Common Stock, par value $.01 per share, of the Company.


         "Company" shall have the meaning specified in the introduction to this Agreement and shall additionally, in the event that a case is commenced under the Bankruptcy Code with respect to the Company, refer to the debtor and the debtor-in-possession in such case.

         "Confirmation Order" shall mean the order or judgment of the United States Bankruptcy Court confirming the Prepackaged Plan pursuant to Section 1129 of the Bankruptcy Code.

         "Consent" shall have the meaning set forth in Paragraph 4(a)(v) of this Agreement.

         "Conversion Stock" shall mean shares of Common Stock issuable upon conversion of any 7% Notes.

         "Co-Production Agreement" shall mean the Co-Production Agreement to be entered into by and among the Company and the Investors having substantially the same terms as set forth in Exhibit B hereto.

         "Co-Production Commitment" shall have the meaning specified in Paragraph 2 of this Agreement.

         "Effective Date" shall mean the date upon which the Securities Purchase Closing shall have occurred.

         "Equity Security" shall mean, with respect to any Person, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock of such Person or any securities of such Person convertible into or exchangeable for any of the foregoing.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

         "Funding" shall mean the delivery of the 7% Notes to each Purchaser by the Company and the payment of the Note Commitment by each Purchaser to the Company pursuant to Paragraph 3 of this Agreement.

         "Funding Date" shall mean the later to occur of (i) December 30, 1994, and (ii) the second Business Day after the date upon which the conditions to Funding set forth in Paragraphs 6(a)(iii), 6(a)(iv) and 6(b)(i) are satisfied; provided, however, that if, on such date, the conditions to Funding set forth in Paragraph 6(b)(i) are not satisfied, the Company shall have 60 days from the date upon which a case described in Paragraph 6(b)(i) was instituted to obtain a dismissal of such action in such event the Funding Date shall occur shall be the second Business Day following such dismissal.

         "Group" shall have the meaning given to such term in Section 13(d)(3) of the Exchange Act.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

         "Investors" shall mean TCI and Le Studio.

         "Le Studio" shall have the meaning specified in the introduction to this Agreement.

         "LIVE" shall mean LIVE Entertainment Inc., a Delaware corporation.

         "Loan Agreement" shall mean the agreement or agreements to be entered into by and between the Company and one or more financial institutions (the "Lenders") pursuant to which the Lenders agree, through separate arrangements or acting as a group, to provide to the Company a credit facility having substantially the same terms as the credit facility described in the Prospectus and Proxy Statement.

         "MGM Distribution Agreement" shall mean the term sheet by and between the Company and Metro-Goldwyn-Mayer, Inc. attached as Exhibit E to the Securities Purchase Agreement and the long form distribution agreement or agreements contemplated thereby.

  "MGM Holdings" shall mean MGM Holdings Corporation, a Delaware corporation.

         "Note Commitment" shall have the meaning specified in Paragraph 2 of this Agreement.

         "Person" shall mean and include any individual, partnership, Group, joint venture, corporation, trust, unincorporated organization or government, or any department or agency thereof.

         "Pioneer" shall have the meaning set forth in the introduction to this Agreement.

         "Prepackaged Plan" shall mean the prepackaged plan of reorganization of the Company under Chapter 11 of the Bankruptcy Code, or any other plan of reorganization filed by the Company, attached as an appendix to the Prospectus and Proxy Statement, as it may from time to time be amended or supplemented or any other plan of reorganization similar in all material respects.

         "Pro Rata Share of Co-Production Commitments" shall mean, with respect to each Investor, a percentage equal to such Investor's Co-Production Commitment divided by the Total Co-Production Commitments.

         "Pro Rata Share of Note Commitments" shall mean, with respect to each Purchaser, a percentage equal to such Purchaser's Note Commitment divided by the Total Note Commitments.

         "Prospectus and Proxy Statement" shall mean the Prospectus, Offer to Purchase, Consent Statement, Proxy Statement and Solicitation of Acceptances of Prepackaged Plan of Reorganization contained in the Registration Statement, as amended or supplemented through the date hereof and as the same may hereafter from time to time be amended or otherwise supplemented.

         "Purchasers" shall mean Cinepole, Pioneer, and RCS.

         "RCS" shall have the meaning set forth in the introduction to this Agreement.

         "Registration Statement" shall mean the Company's Registration Statement on Form S-1 originally filed with the SEC on December 24, 1992 relating to the Restructuring, including the Prospectus and Proxy Statement,
Part II and any documents incorporated by reference therein, all financial statements included therewith and all exhibits thereto, as amended or supplemented to date and as the same may hereafter from time to time be amended or otherwise supplemented.

         "Restructuring" shall have the meaning set forth in the Registration Statement.

         "SEC" shall mean the United States Securities and Exchange Commission or any successor organization.

         "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

         "Securities Purchase Agreement" shall mean that certain Securities Purchase Agreement dated as of May 25, 1993 by and among the Company and Cinepole, MGM Holdings and Pioneer, as it may from time to time be amended, modified or otherwise supplemented.

         "Securities Purchase Closing" shall mean the delivery of an aggregate of 82,500 shares of Series A Convertible Preferred Stock, par value $1.00 per share, of the Company to Cinepole, MGM Holdings and Pioneer and the delivery of the $30,000,000 aggregate principal amount of 5% Payment-in-Kind Convertible Subordinated Notes due 2002 to MGM Holdings and the payment of the purchase price for such securities to the Company in accordance with the Securities Purchase Agreement.

         "Special Meeting" shall mean the special meeting of stockholders of the Company described in the Prospectus and Proxy Statement.

         "Strategic Investors" shall mean Le Studio, Cinepole, Pioneer, RCS and their respective Affiliates (other than LIVE, the Company and their respective Subsidiaries).

         "Subsequent Co-Production Funding" shall mean (x) a direct cash investment in an identified motion picture of the Company for use in the production of such motion picture after the date of this Agreement and before December 10, 1994, and/or (y) a binding commitment after the date of this Agreement and before December 10, 1994 for a direct cash investment in an identified motion picture of the Company which will commence principal photography prior to December 31, 1995 for use in the production of such motion picture, other than in the case of each of clause (x) and clause (y), investments or commitments made pursuant to this Agreement, the Co-Production Agreement, the TCI Pay-Per-View Agreement, the TCI Stock Purchase Agreement, the Restructuring, the Confirmation Order or investments or commitments by Canal+ for production of the motion picture currently entitled "Spiderman" which reduce RCS' ownership interest or equity percentage in Spiderman Productions Ltd.

         "Subsidiary" shall mean, with respect to any Person, any corporation more than 50% of the total combined voting power of all classes of the voting securities of which shall be, at the time as of which any determination is being made, owned by such Person either directly or indirectly through Subsidiaries.

 "TCI" shall have the meaning set forth in the introduction to this Agreement.

         "TCI Pay-Per-View Agreement" shall mean the letter of intent by and between the Company and TCI attached as Exhibit F to the Securities Purchase Agreement and the long-form pay-per-view agreement contemplated thereby.

         "TCI Stock Purchase Agreement" shall mean that certain Stock Purchase Agreement to be entered into by and between the Company and TCI with respect to the purchase of Common Stock by TCI.

         "Termination Date" shall mean December 31, 1997.

         "Third Party Sale" shall mean the issuance and sale by the Company or any Subsidiary of the Company of Equity Securities to any Person in exchange for cash in a public or private offering other than (i) pursuant to this Agreement, the TCI Stock Purchase Agreement, the TCI Pay-Per-View Agreement, the Co-Production Agreement, the Restructuring or the Confirmation Order, (ii) the conversion or exchange of Equity Securities, whether now existing or hereafter issued, for other Equity Securities, (iii) the issuance or exercise of stock options, whether now existing or hereafter issued pursuant to employee stock option or incentive plans or employment agreements, (iv) the sale of Equity Securities to employees or consultants of the Company or its Subsidiaries, (v) the issuance or exercise of rights to purchase Equity Securities which have been granted to all holders of a class of Equity Securities, (vi) the issuance and sale of Equity Securities to the Purchasers, the Investors or their respective Affiliates, and (vii) the issuance and sale of Equity Securities in a transaction involving solely the Company and its Subsidiaries or the Company's Subsidiaries.

         "Total Co-Production Commitments" shall mean the aggregate Co-Production Commitments of all Investors.

         "Total Note Commitments" shall mean the aggregate Note Commitments of all Purchasers.

         References to a "Paragraph" are, unless otherwise specified, to one of the paragraphs of this Agreement and references to an "Exhibit" are, unless otherwise specified, to one of the exhibits attached to this Agreement.

         2.      Commitments to Purchase 7% Notes and Invest in Co-Productions.

                 (a) Purchase of 7% Notes. Subject to satisfaction or waiver of the conditions set forth in Paragraph 6, on the Funding Date, each Purchaser hereby severally agrees to purchase from the Company and the Company agrees to issue and sell to each Purchaser 7% Notes in the aggregate principal amount set forth opposite such Purchaser's name below at a purchase price of $1,000 per $1,000 principal amount of 7% Notes; provided, however, that the amounts set forth below are subject to adjustment as set forth in Paragraph 2(c) (as so adjusted, each such Purchaser's "Note Commitment").

                 Cinepole                  -       $ 7,500,000
                 Pioneer                   -       $10,000,000
                 RCS                       -       $ 2,500,000
                                                   -----------
                          Total            -       $20,000,000

                 (b) Co-Production Investments. Commencing on the Funding Date or, if the Total Note Commitments (as adjusted pursuant to Paragraph 2(c)(i)(E)) equal $0, on December 30, 1994 and continuing until the Termination Date, each Investor hereby severally agrees to make investments in motion pictures of the Company from time to time on the terms and subject to the conditions set forth in the Co-Production Agreement in an aggregate amount at any one time outstanding not to exceed the amount set forth opposite such Investor's name below; provided, however, that the amounts set forth below are subject to adjustment as set forth in Paragraph 2(c) (as so adjusted, each such Investor's "Co-Production Commitment").

                 Le Studio                 -       $17,500,000
                 TCI                       -       $10,000,000
                                                   -----------
                          Total            -       $27,500,000

                 (c) Adjustments in Commitments. The Co-Production Commitments and Note Commitments shall be subject to adjustment as follows:

                          (i)     Events Occurring Prior to Funding Date.

                                  (A)      Le Studio Adjustment.  Le Studio
will have the right to reduce its Co-Production Commitment by up to $7,500,000 by adding such amount to Cinepole's Note Commitment in the manner described in Paragraph 2(c)(i)(E) (the "Le Studio Adjustment") without the consent of the other Purchasers or the other Investor.

                                  (B)      Subsequent Co-Production Investments
by TCI. Any Subsequent Co-Production Funding received by the Company or any of its Subsidiaries from TCI or its Affiliates (other than the Company and its Subsidiaries) shall be applied to reduce TCI's Co-Production Commitment on a dollar-for-dollar basis until its Co-Production Commitment is extinguished.

                                  (C)      Subsequent Co-Production Investments
by Le Studio. Any Subsequent Co-Production Funding received by the Company or any of its Subsidiaries from Le Studio or its Affiliates (other than the Company and its Subsidiaries) shall be applied as follows:

                                        (1)     In the event that the Le Studio
Adjustment has not occurred, then up to the first $7,500,000 of such funding shall be applied to reduce Le Studio's Co-Production Commitment on a dollar-for-dollar basis until its Co-Production Commitment is extinguished. In the event that the Le Studio Adjustment has occurred, then up to the first $7,500,000 of such funding shall be applied to reduce Cinepole's Note Commitment on a dollar-for-dollar basis and, if and when Cinepole's Note Commitment has been extinguished, then the unapplied balance of the first $7,500,000 of such funding shall be applied to reduce Le Studio's Co-Production Commitment on a dollar-for-dollar basis until its Co-Production Commitment has been extinguished.

                                        (2)     Up to the second $7,500,000 of
such funding shall be applied to reduce Cinepole's Note Commitment on a dollar-for-dollar basis and, if and when Cinepole's Note Commitment has been extinguished, then the unapplied balance of the second $7,500,000 of such funding shall be applied to reduce Le Studio's Co-Production Commitment on a dollar-for-dollar basis until its Co-Production Commitment has been extinguished.

                                        (3)     Any additional funding shall be
applied to reduce Le Studio's Co-Production Commitment on a dollar-for-dollar basis until its Co-Production Commitment is extinguished.

                                  (D)      Sale of Equity Securities.  In the
event that a Third Party Sale occurs after the date of this Agreement and before December 10, 1994, an amount equal to the purchase price received by the Company or its Subsidiary from such Third Party Sale shall be allocated first to reduce each Purchaser's Note Commitment proportionately in an amount equal to such Purchaser's Pro Rata Share of Note Commitments until the Note Commitments are extinguished and, once the Total Note Commitments are extinguished, shall be allocated next to reduce each Investor's Co-Production Commitment proportionately in an amount equal to such Investor's Pro Rata Share of Co-Production Commitments until the Co-Production Commitments are extinguished.

                                  (E)      Manner of Adjustment.  The
adjustments to the Co-Production Commitments and Note Commitments set forth in this Paragraph 2(c)(i) shall be made as follows. On December 12, 1994, the Company shall provide written notice to each Purchaser and each Investor specifying (x) whether any Third Party Sale occurred after the date of this Agreement and before December 10, 1994 and, if so, the aggregate purchase price received from any such Third Party Sales and (y) whether any Subsequent Co-Production Funding was made available after the date of this Agreement and before December 10, 1994, the aggregate dollar amount of such financing received and the source of such financing. On or before December 19, 1994, Le Studio and Cinepole shall provide written notice to the Company, the other Purchasers and the other Investor of their election, if any, to exercise the Le Studio Adjustment and containing Cinepole's consent to the increase in its Note Commitment. On or before December 23, 1994, the Company shall provide written notice to each Purchaser of its Note Commitment and to each Investor of its Co-Production Commitment, giving effect to the adjustments set forth in this Paragraph 2(c)(i).

                          (ii)    TCI Adjustment.  In the event that one or
more "Closings" (as such term is defined in the TCI Stock Purchase Agreement) have occurred on or prior to the first date upon which the Company draws on the Co-Production Commitment (the "First Funding"), then TCI's Co-Production Commitment shall be reduced automatically and without further action on the date of (and effective for) the First Funding by an amount equal to the aggregate of the "Additional Investment Amounts" (as defined in the TCI Stock Purchase Agreement) actually paid as of the date of the First Funding.

                          (iii)   Failure of Subsequent Co-Production Funding.
In the event that the Company makes an adjustment to the Co-Production Commitments pursuant to Paragraph 2(c)(i)(B) as a result of obtaining binding commitments referred to in clause (y) of the definition of Subsequent Co-Production Funding and, for any reason, has not received the direct cash investments contemplated thereby on or prior to December 31, 1995 (a "Failed Commitment"), then the Co-Production Commitment of the Investor or Investors making such Failed Commitment shall be increased by the dollar amount of such Failed Commitment automatically and without further action commencing on January 1, 1996, but in no event shall such Investor's Co-Production Commitment as increased pursuant to this sentence exceed the amount set forth opposite such Investor's name in Paragraph 2(b).

         3. Funding. The Funding shall take place at 9:00 a.m. Pacific Time on the Funding Date at the offices of Gipson Hoffman & Pancione, P.C., 1901 Avenue of the Stars, Suite 1100, Los Angeles, California. Subject to the terms and conditions of this Agreement, on the Funding Date, the Company shall deliver certificates evidencing the 7% Notes to each Purchaser registered in such Purchaser's name against payment of an amount equal to such Purchaser's Note Commitment on such date in immediately available funds by wire transfer as the Company may direct.

         4.      Representations and Warranties.

                 (a) Representations and Warranties of the Company. The Company represents and warrants to each of the Purchasers and Investors as of the date hereof and as of the Effective Date as follows:

                          (i)     Organization and Powers.  The Company is a
corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and corporate authority to own and operate its property, to carry on its business as now being conducted, to execute and deliver this Agreement and the Co-Production Agreement, to issue and sell the 7% Notes and to carry out the transactions contemplated hereby and thereby (or will have such power and authority pursuant to the Confirmation Order). The Company is duly qualified as a foreign corporation or registered to do business and is in good standing in every jurisdiction in which the character or location of the properties owned or leased by the Company, or the nature of the business or operations conducted by the Company, makes such qualification or registration necessary, except where the failure to be so qualified or registered would not have a material adverse effect on the properties, financial (or other) condition, prospects or business operations of the Company and its Subsidiaries, taken as a whole.

                          (ii)    Corporate Action.  The Company has taken all
necessary corporate action to authorize the execution and delivery of this Agreement and the representatives of the Company executing this Agreement are duly authorized to do so. Upon execution of the Co-Production Agreement, the Company will have taken all necessary corporate action to authorize the execution and delivery of the Co-Production Agreement and the representatives of the Company executing the Co-Production Agreement will be duly authorized to do so.

                          (iii)   Enforceability.  Assuming due execution and
delivery of this Agreement and the Co-Production Agreement by the Purchasers and Investors party thereto, this Agreement is, and the Co-Production Agreement, upon execution and delivery will be, the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms except (a) as its obligations may be affected by bankruptcy, insolvency, reorganization, moratorium or similar laws, or by equitable principles relating to or limiting creditors' rights generally and (b) that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

                          (iv)    No Conflict.  The execution and delivery of
this Agreement and the Co-Production Agreement are not, and, assuming that the Restructuring or the Prepackaged Plan is consummated and the Loan Agreement is effective, the fulfillment of or compliance with the terms and provisions of this Agreement and the Co-Production Agreement will not be, in contravention of or in conflict with (a) the Restated Certificate of Incorporation, as amended by the Amendment, or the Restated By-Laws of the Company, (b) any Applicable Laws binding on the Company, or (c) any agreement, license, indenture or undertaking to which the Company is a party or by which the Company or any of its property may be bound or affected, which contravention or conflict, if any, would have a material adverse effect on the properties, financial (or other) condition, prospects or business operations of the Company and its Subsidiaries, taken as a whole.

                          (v)     Consents and Approvals.  No consent,
approval, permit, license, authorization, filing, registration, notice or other action, with, or by any governmental authority (each a "Consent") is required in connection with the Company's execution and delivery of this Agreement or the Co-Production Agreement and no Consent will be required for the performance of this Agreement or the Co-Production

Agreement other than (a) the filing with the Secretary of State of the State of Delaware of the Amendment, (b) Consents already received, (c) filings, approvals or notices required by any applicable federal or state securities law, (d) termination or expiration of any applicable waiting period with respect to filings under the HSR Act, (e) filings of financing statements under the Uniform Commercial Code and filings with the United States Copyright Office, all pursuant to the Co-Production Agreement, and (f) issuance of the Confirmation Order and any other necessary accompanying orders or preceding orders if a case is commenced under Chapter 11 of the Bankruptcy Code.

                          (vi)    Capitalization.  Upon consummation of the
Restructuring or the Prepackaged Plan, the authorized capital stock of the Company will be as set forth in the Registration Statement.

                 (b) Representations and Warranties of the Purchasers and Investors. Each of the Purchasers and Investors represents and warrants to the Company as of the date hereof and as of the Effective Date for itself individually, and in each case not with respect to any of the other Purchasers and Investors, as follows:

                          (i)     Organization and Powers.  Such Purchaser or
Investor is a corporation duly organized, validly existing and in good standing or validly established and existing, as applicable, under the laws of the jurisdiction of its incorporation and has all the requisite corporate power and corporate authority to own and operate its property, to carry on its business as now being conducted, to execute and deliver this Agreement and the Co-Production Agreement, as applicable, and to carry out the transactions contemplated hereby and thereby.

                          (ii)    Corporate Action.  Such Purchaser or Investor
has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and its representatives executing this Agreement are duly authorized to do so. Upon execution of the Co-Production Agreement, such Investor will have taken all necessary corporate action to authorize the execution, delivery and performance of the Co-Production Agreement and the representatives of such Investor executing the Co-Production Agreement will be duly authorized to do so.

                          (iii)   Enforceability.  Assuming due execution and
delivery of this Agreement and the Co-Production Agreement by the Company and each of the parties thereto other than such Purchaser or Investor, this Agreement is, and the Co-Production Agreement, as applicable, upon execution and delivery will be, the legal, valid and binding obligations of such Purchaser or Investor enforceable in accordance with its terms except (a) as its obligations may be affected by bankruptcy, insolvency, reorganization, moratorium or similar laws, or by equitable principles relating to or limiting creditors' rights generally and (b) that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought.

                          (iv)    No Conflict.  The execution, delivery and
performance of this Agreement and the Co-Production Agreement, as applicable, and the fulfillment of or compliance with the terms and provisions of this Agreement and the Co-Production Agreement, as applicable, are not in contravention of or in conflict with (a) the Certificate of Incorporation or By-Laws or equivalent charter documents of such Purchaser or Investor, (b) any Applicable Laws binding upon such Purchaser or Investor, or (c) any agreement, license, indenture or undertaking to which such Purchaser or Investor is a party or by which such Purchaser or Investor or any or its property may be bound or affected, which contravention or conflict, if any, would have a material adverse effect upon the properties, financial (or other) condition, prospects or business operations of such Purchaser or Investor and its Subsidiaries, taken as a whole.

                          (v)     Consents and Approvals.  No Consent is
required in connection with such Purchaser's or Investor's execution, delivery and performance of this Agreement or the Co-Production Agreement, as applicable, other than those identified in Paragraph 4(a)(v) of this Agreement.

                          (vi)    Accredited Investor; Investor Knowledge.
Each Purchaser represents that it is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act. Each Purchaser represents that, by reason of its business and financial experience, it has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risk of the investment contemplated by this Agreement. Each Purchaser acknowledges that it has received all the that it has requested from the Company in order to make an informed decision with respect to its acquisition of 7% Notes.

                          (vii)   Acquisition for Investment; Funding Source.
Each Purchaser represents that it is specifically understood and agreed that it is acquiring the 7% Notes solely for its account and not with a view to or for sale in connection with any distribution thereof and that such Purchaser has no present intention or plan to effect any distribution of the 7% Notes or the Conversion Stock.

                          (viii)  Access to Information.  Each Purchaser
represents and warrants that it has received a copy of the Registration Statement and that it and its accountants, counsel, financial advisers and other representatives have been given reasonable access to all of the Company's and its subsidiaries' properties, books, contracts, commitments and records and that they have been given adequate opportunities to obtain any additional information and documents relating to the acquisition of the 7% Notes and to ask questions and receive answers about the foregoing and about the Company.

                          (ix)    Restricted Securities.  Each Purchaser
represents that it understands that each of the 7% Notes is, and the Conversion Stock when issued will be, a "restricted security" and that in connection with the sale of the 7% Notes to the Purchasers, the 7% Notes have not been registered under the Securities Act on the ground that the sale of the 7% Notes is exempt from registration under the Securities Act, depending upon, among other things, the bona fide nature of the investment intent as expressed in this Agreement.

                          (x)     Restrictive Legend.  Each Purchaser
acknowledges that the Company has informed it that the Company has filed a stop transfer notice with respect to the 7% Notes and the Conversion Stock with the transfer agent for such securities. Each Purchaser further acknowledges that the 7% Notes and the Conversion Stock when issued will not be registered under the Securities Act, and may be sold or disposed of in the absence of such registration only pursuant to an exemption from such registration and in accordance with this Agreement. The 7% Notes and the certificates representing the Conversion Stock will bear a legend to the following effect:

                          "The securities represented by this certificate have
                 not been registered under the Securities Act of 1933, as amended, and may not be sold or otherwise transferred except pursuant to an effective registration statement under said Act or an applicable exemption from the registration requirements thereof."

                          (xi)    No Obligation to Register.  Each Purchaser
understands that the Company is under no obligation to register the sale, transfer or other disposition by such Purchaser of the 7% Notes or the Conversion Stock or to take any other action necessary in order to make compliance with an exemption from registration available except as may be specifically set forth with respect to the Conversion Stock in the Registration Rights Agreement which is attached as Exhibit H to the Securities Purchase Agreement.

         5.      Deliveries on the Effective Date.

                 (a) Deliveries by the Company. On the Effective Date, the Company shall deliver the following documents to each Purchaser except to the extent waived in writing by such Purchaser:

                          (i)     A certificate dated the Effective Date and
signed by a duly authorized officer of the Company to the effect that the representations and warranties of the Company herein contained are true on and as of the Effective Date with the same effect as though made at such time and the Company has performed all other obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Effective Date.

                          (ii)    A certificate dated the Effective Date and
signed by a duly authorized officer of the Company to the effect that the condition precedent to Funding set forth in Paragraph 6(a)(i) has been satisfied.

                 (b) Deliveries by Each of the Purchasers. On the Effective Date, each of the Purchasers shall deliver the following documents to the Company except to the extent waived in writing by the Company:

                          (i)     A certificate dated the Effective Date and
signed by a duly authorized officer of such party to the effect that the representations and warranties of such party herein contained are true on and as of the Effective Date with the same effect as though made at such time and such party has performed all other obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Effective Date.

                          (ii)    A certificate dated the Effective Date and
signed by a duly authorized officer of such party to the effect that the condition precedent to Funding set forth in Paragraph 6(a)(i) has been satisfied.

         6.      Conditions to Funding Obligations.

                 (a) Conditions to Obligations of Each of the Purchasers and the Company. The obligations of each of the Purchasers and the Company to effect the Funding shall be subject to satisfaction, on or before the Funding Date, of the following conditions except to the extent waived in writing by each of the Purchasers and the Company:

                          (i)     Effective Date.  The Effective Date
shall have occurred.


                          (ii)    7% Indenture.  The 7% Indenture shall have
been executed and delivered by the parties thereto.

                          (iii)   HSR Act.  Any applicable waiting periods with
respect to filings under the HSR Act for the purchase and sale of 7% Notes shall have expired or shall have been terminated.

                          (iv)    Compliance with Securities Laws.  All
applicable requirements of state and federal securities laws shall have been satisfied.

                 (b) Conditions to Obligations of Each of the Purchasers. The obligations of each of the Purchasers to effect the Funding shall be subject to satisfaction, on or before the Funding Date, of the following conditions except to the extent waived in writing by each of the Purchasers:

                          (i)     Bankruptcy Events.

                                  (A)      The Company.  The Company shall not
be the subject of any pending case which seeks to adjudicate it a bankrupt or insolvent, or seeks liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeks the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property.

                                  (B)      Certain Subsidiaries.  No Subsidiary
of the Company shall be the subject of any pending case which (x) seeks to adjudicate it a bankrupt or insolvent, or seeks liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeks the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and (y) would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

                          (ii)    Authorization of 7% Notes.  The 7% Notes
shall have been duly authorized, executed and delivered by the Company and shall constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms except (a) as its obligations may be affected by bankruptcy, insolvency, reorganization, moratorium or similar laws, or by equitable principles relating to or limiting creditors' rights generally and (b) that the remedies of specific performance, injunction and other forms of equitable relief are subject to certain tests of equity jurisdiction, equitable defenses and the discretion of the court before which any proceeding therefor may be brought, and the Company shall have delivered to each of the Purchasers a certificate dated the Effective Date and signed by a duly authorized officer of the Company to such effect.

                 (c) Conditions to the Company's Obligations. The obligations of the Company to effect the Funding shall be subject to satisfaction, on or before the Funding Date, of the following conditions, except to the extent waived in writing by the Company:

                          (i)     Investment Letters.  Each Purchaser shall
have delivered a letter signed by such Purchaser acceptable to the Company and its counsel with respect to such Purchaser's investment intent in receiving the 7% Notes hereunder and the Conversion Stock and affirming the representations and warranties set forth in Paragraphs 4(b)(vi) through 4(b)(x).

         7.      Covenants.

                 (a) Execution of Co-Production Agreement. Each of the Company, Le Studio and TCI hereby agree that it shall negotiate the definitive terms of the Co-Production Agreement in good faith and shall execute and deliver the Co-Production Agreement as soon as practicable after the date hereof. The parties hereto acknowledge that, upon its execution and delivery, the Co-Production Agreement shall for all purposes supersede the term sheet attached hereto as Exhibit B.

                 (b) Hart-Scott-Rodino Act. Each Purchaser, each Investor and the Company agree (i) to make all necessary filings under the HSR Act, if any, in connection with the purchase and sale of the 7% Notes hereunder on or prior to October 30, 1994, (ii) upon prior written notice to each Investor by the Company, to make all necessary filings under the HSR Act, if any, in connection with and prior to any funding pursuant to the Co-Production Agreement, and (iii) to use their best efforts to furnish or cause to be furnished, as promptly as practicable, all information and documents requested under the HSR Act. The parties will use their best efforts to obtain early termination of the waiting period under the HSR Act and will notify each other party hereto promptly if and when such termination is obtained.

                 (c)      Use of Proceeds.

                          (i)     Note Commitments.  The proceeds of the Note
Commitments hereunder shall be used only for (A) the development, acquisition, production, financing, distribution or other exploitation of any feature or non-feature motion picture of the Company, whether produced for theatrical, non-theatrical or television release or for release in any other medium, and all rights relating thereto, and (B) the acquisition on a temporary basis of cash and cash equivalents consistent with the Company's past cash management practices.

                          (ii)    Co-Production Commitments.  The proceeds of
the Co-Production Commitments hereunder shall be used as set forth in the Co-Production Agreement.

                 (d)      Offer to Negotiate.

                          (i)     Additional Funding.  In the event that the
Company intends, at any time or from time to time after the date of this Agreement and continuing until the Termination Date, to solicit Additional Funding (other than Additional Funding covered under paragraph (ii) below), then (A) the Company shall inform Cinepole, Pioneer, TCI and RCS of the negotiations to obtain such Additional Funding, (B) the Company shall negotiate in good faith with Cinepole, Pioneer, TCI and RCS on an equal basis with any Person proposing to provide such Additional Funding, and (C) Cinepole, Pioneer, TCI and RCS shall have the right to participate in the final agreement with respect to such Additional Funding.

                          (ii)    Additional Funding from Certain Persons.  In
the event that the Company intends, at any time or from time to time after the date of this Agreement and continuing until the Termination Date, to solicit Additional Funding from Persons engaged in the business of distribution of feature motion pictures, then (i) the Company shall inform Cinepole, Pioneer, TCI and RCS of the negotiations to obtain such Additional Funding, and (ii) the Company shall negotiate with Cinepole, Pioneer, TCI and RCS to provide Additional Funding on terms to be negotiated in good faith.

                 (e) Obligations Absolute. Each Purchaser and each Investor understands and agrees that except to the extent specifically set forth in Paragraph 6 of this Agreement or in the Co-Production Agreement, as applicable, its obligations to purchase the 7% Notes and to make available its Co-Production Commitment, and each of its obligations under this Agreement and the Co-Production Agreement, are absolute and unconditional and, without limiting the generality of the foregoing, shall not be conditioned upon or subject to (a) any adverse change (regardless of whether the change would be considered material) in the business, financial condition, capitalization, operations, prospects or affairs of the Company and/or any or all of its Subsidiaries, or the price or market for the Common Stock or any other class or series of capital stock of the Company occurring subsequent to the date of execution of this Agreement, or (b) any right or claim of offset, reduction or counterclaim against the Company. Notwithstanding the foregoing clause (b), nothing in this paragraph shall be construed as a waiver by any Purchaser or Investor of its right to pursue any claims or counterclaims against the Company in a separate proceeding.

                 (f) Drawing Under Co-Production Agreement. The Company hereby covenants and agrees that in the event it receives funds from the issuance and sale of 7% Notes under this Agreement, it will use its reasonable best efforts to utilize the amounts available to it under the Co-Production Agreement.

                 (g) Authorization of Conversion Stock. Upon the Funding Date, the Company shall use its reasonable best efforts to at all times reserve and keep available solely for issuance and delivery to the Purchasers, a sufficient number of shares of Conversion Stock to satisfy its obligations under the 7% Indenture.

         8.      Miscellaneous.

                 (a) Consent to Assumption and Consent to Prepackaged Plan. Each Purchaser and each Investor acknowledges that the Company may file a Chapter 11 case under the Bankruptcy Code in conjunction with which the Company may seek confirmation of the Prepackaged Plan, that this Agreement is an integral part of the reorganization contemplated by the Prepackaged Plan and that each of the parties hereto does not intend this Agreement to be a financial accommodation within the meaning of Section 365(c)(2) of the Bankruptcy Code. Each Purchaser and each Investor consents to the assumption of this Agreement in connection with confirmation of the Prepackaged Plan pursuant to Bankruptcy Code Sections 365(a) and 1123(b)(2), and each of the Purchasers and Investors agrees not to oppose such assumption, or to assert or join in any defense or objection to said assumption on any grounds, including those set forth in Bankruptcy Code Section 365(c).

                 (b) Consent to Amendments. Except as provided in Paragraphs 5 and 6 herein, this Agreement not may be amended, modified or waived other than pursuant to a written instrument executed by the Company and each of the Purchasers and Investors.

                 (c) Survival of Representations and Warranties. None of the representations and warranties contained herein or made in writing by the Company or the Purchasers or Investors in connection herewith shall survive the Effective Date.

                 (d) Specific Performance; Severability. The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such damage would not be compensable in money damages and that it would be extremely difficult or impracticable to measure the resultant damages. It is accordingly agreed that any party hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled at law or equity, and such party that is sued for breach of this Agreement expressly waives any defense that a remedy in damages would be adequate and expressly waives any requirement in an action for specific performance for the posting of a bond by the party bringing such action.

                 If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, (i) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any Paragraph of this Agreement containing any such provision held to be invalid, illegal or unenforceable that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

                 (e) Further Assurances. Each party shall use its best efforts to cause all of the conditions to its and the other parties' obligations hereunder to be timely satisfied. The parties hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request from time to time in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby. Neither the Company nor any of the Purchasers or Investors shall voluntarily undertake any course of action inconsistent with satisfaction of any requirement applicable to it set forth in this Agreement and each shall promptly do all such acts and take all such measures as may be appropriate to enable any party to perform as early as practicable the obligations herein and therein required to be performed by it.

                 (f) No Third Party Beneficiaries; Assignment. This Agreement creates rights and duties between the parties hereto only, and no third party shall have any rights hereunder, or any rights in or to the 7% Notes issued hereunder. Neither this Agreement, nor any of the rights, interests or obligations hereunder, may be assigned by any of the parties without the prior written consent of each of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

                 (g) Notices. All communications provided for hereunder shall be sent by certified mail, return receipt requested, courier service or telecopy as follows:

                 If to TCI:

                          5619 ETDC Parkway
                          Englewood, Colorado 80111
                          Telecopier No.: (303) 488-3245
                          Attention: General Counsel

                 With a copy to:

                          Kenneth Ziffren, Esq.
                          Ziffren Brittenham & Branca
                          2121 Avenue of the Stars, Suite 3200
                          Los Angeles, California 90067
                          Telecopier No.: (310) 553-7068

                 If to Le Studio:

                          17, rue Dumont d'Arville
                          75116 Paris
                          France
                          Attention:  Olivier Granier

                 If to Cinepole:

                          P.O. Box 990
                          1000 AZ Amsterdam
                          The Netherlands

                 With a copy to:

                          Jonathan Wohl, Esq.
                          Coudert Freres
                          52, Avenue des Champs-Elysees
                          75008 Paris
                          France
                          Telecopier No.: (331) 43.59.66.55

                 If to Pioneer:

                          Pioneer LDCA, Inc.
                          2265 East 220th Street
                          Long Beach, California 90810
                          Attention:  Mr. Tetsuro Kudo

                 With a copy to:

                          Pioneer LDC
                          Arco Tower, 8-1
                          Shimomeguro 1-chome
                          Meguro-ku
                          Tokyo 153, Japan
                          Attention:  Mr. Ryuichi Noda

                 and

                          Gideon Cashman, Esq.
                          Pryor, Cashman, Sherman & Flynn
                          410 Park Avenue
                          New York, New York  10022
                          Telecopier No.:  (212) 326-0806

                 If to RCS:

                          Museumplein 11
                          1071 DJ Amsterdam
                          Netherlands

                 With a copy to:

                          Avv. Enzo Pulitano
                          Affari Legali e Societari
                          RCS Editori SpA
                          Corso Garibaldi 86
                          20121 Milan
                          Italy
                          Telecopier No.: 011-39-2-65-33-30
                 and
                          Paul D. Downs, Esq.
                          Werbel, McMillin & Carnelutti
                          711 Fifth Avenue
                          New York, New York 10022
                          Telecopier No.: (212) 832-3353

                 If to the Company:

                          8800 Sunset Boulevard
                          Los Angeles, California  90069
                          Telecopy number: (310) 652-1343
                          Attention:  General Counsel


                          Notices shall be effective upon receipt.

                 (h) Descriptive Headings. The descriptive headings of the several Paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                 (i) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

                 (j) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement, to produce or account for more than one such counterpart.

                 (k) Publicity. Each of the parties hereto agrees that it will make no public statement regarding the transactions contemplated hereby except as mutually agreed, which agreement will not be unreasonably withheld, or as required by Applicable Law. Notwithstanding the foregoing, each of the parties hereto may, in documents required to be filed by it with the SEC or other regulatory bodies, make such public statements with respect to the transactions contemplated hereby as each may be advised by counsel is legally necessary.

                 (l) Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Purchasers, the Investors or the Company upon any breach or default under this Agreement, shall impair any such right, power or remedy of the Purchasers, the Investors or the Company nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Purchasers, the Investors or the Company of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to the Purchasers, the Investors or the Company shall be cumulative and not alternative.

                 (m) Jurisdiction. Any judicial proceeding brought against any of the parties to this Agreement on any dispute arising out of this Agreement or any matter related thereto may be brought in the courts on the State of California, or in the United States District Court for the Central District of California, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the exclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of California for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement.

                 (n) Entire Agreement. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement and such other documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                           CAROLCO PICTURES INC.,
                           a Delaware corporation


                           By:  /s/ WILLIAM SHPALL
                                ------------------------
                           Its: Executive Vice President


                           CINEPOLE PRODUCTIONS B.V.,
                           a Netherlands corporation


                                /s/ DOMINIQUE JEUNOT
                           By:  /s/ MEESPIERSON TRUST B.V.
                                --------------------------
                           Its: Co-Managing Directors


                           LE STUDIO CANAL+,
                           a French corporation


                           By:  /s/ OLIVIER GRANIER
                                ------------------------
                           Its:


                           PIONEER LDCA, INC.,
                           a Delaware corporation


                           By:  /s/ TETSURO KUDO
                                ------------------------
                           Its: President


                           RCS VIDEO INTERNATIONAL SERVICES B.V.,
                           a Netherlands corporation


                           By:  /s/ PAOLO GLISENTI
                                ------------------------
                           Its:


                           TELE-COMMUNICATIONS, INC.,
                           a Delaware corporation


                           By:  /s/ STEPHEN BRETT
                                ------------------------
                           Its: Senior Vice President